Exhibit 99.1

Protagonist Reports Fourth Quarter and Full Year 2023 Financial Results and Provides Corporate Update

Worldwide collaboration agreement executed with Takeda Pharmaceuticals, including a $300 million upfront payment for rusfertide in polycythemia vera and other hematological indications

Cash runway extended through Q4 20271

Two articles published in the New England Journal of Medicine reporting results from the Phase 2b FRONTIER 1 study of JNJ-2113 and the Phase 2 REVIVE study of rusfertide

Our Partner, Johnson & Johnson Innovative Medicine (formerly Janssen) initiated an expanded JNJ-2113 clinical development program with four Phase 3 studies in moderate-to-severe psoriasis and one Phase 2b study in moderately-to-severely active ulcerative colitis

Protagonist achieved $60 million in milestones in Q4 related to JNJ-2113

NEWARK, Calif., February 27, 2024 – Protagonist Therapeutics (Nasdaq: PTGX) (“Protagonist” or “the Company”) today reported financial results for the fourth quarter and full year ended December 31, 2023, and provided a corporate update.

“The fourth quarter of 2023 was an extremely busy and productive time for Protagonist,” said Dinesh V. Patel, Ph.D., the Company’s President and CEO. “Our novel hepcidin mimetic rusfertide was well represented at the American Society of Hematology (ASH) Annual Meeting in December, including an oral presentation of the long-term follow-up data from the Phase 2 REVIVE study showing durability of hematocrit control and no new safety signals. We look forward to completing enrollment of the Phase 3 VERIFY study by the end of Q1 2024, and potentially filing an NDA next year after completion of the 52-week study. We are extremely pleased to have joined hands with our new partner Takeda in preparation for the potential commercial launch of rusfertide.”

Dr. Patel continued: “The JNJ-2113 clinical development program is progressing and expanding in a very impressive way, with four Phase 3 psoriasis studies and a Phase 2b study in ulcerative colitis. We believe that JNJ-2113 has the potential to be a major part of the Inflammation & Immunology franchise. Internally, we continue to expand our discovery efforts and are evaluating novel oral peptides against validated biological pathways with the aim of achieving major differentiation against the current standards of care and addressing significant unmet needs in various disease indications. In drug discovery, we plan to announce an oral peptide IL-17 development candidate by year end, maximizing our presence with first-in-class drug candidates for diseases mediated by the IL-17/IL-23 pathway.”

1 Based on Cash, Cash Equivalents and Marketable Securities as of December 31, 2023, and including the $300m upfront payment expected from the worldwide collaboration agreement with Takeda Pharmaceuticals, but excluding all future milestones, including those expected with respect to JNJ-2113.

Fourth Quarter 2023 Recent Developments and Upcoming Milestones

Rusfertide: Subcutaneous Injectable Hepcidin Mimetic for Polycythemia Vera (PV) and Other Blood Disorders

•	On January 31, 2024, Takeda and Protagonist Therapeutics, Inc. announced that they had entered into a worldwide license and collaboration agreement for rusfertide. Under the terms of the agreement, Protagonist will receive an upfront payment of $300 million and is eligible to receive additional worldwide development, regulatory milestone and commercial milestones as well as tiered royalties on ex-U.S. net sales. Protagonist and Takeda will share equally in all operating profits and losses arising from the commercialization of rusfertide in the U.S. (“profit and loss sharing arrangement”). Protagonist remains responsible for research and development through the completion of the Phase VERIFY 3 clinical trial, as well as for U.S. regulatory filings. Takeda has rights for ex-U.S. development and is responsible for leading global commercialization activities.

•	The Company also has the right to opt-out entirely from the profit and loss sharing arrangement in exchange for opt-out payments of up to $400 million and enhanced milestones and worldwide royalties.

•	Five abstracts related to rusfertide were presented at the American Society of Hematology conference in December 2023. These presentations included:

o	Long term follow-up from the REVIVE Phase 2 study which showed durable hematocrit control, decreased phlebotomy use, long-term tolerability, and no new safety signals in patients with PV.

o	Prevalence of thromboembolic events (TEs) and secondary cancers in polycythemia vera based on a retrospective analysis of real-world claims data from a large US electronic health records database of patients not treated with rusfertide. These studies showed that PV patients experience high rates of arterial and venous TEs and increased risk of developing other cancers, particularly after exposure to hydroxyurea.

•	On February 21, 2024, the complete Phase 2 REVIVE trial results, including efficacy and safety, were published in the New England Journal of Medicine.

•	Enrollment in Phase 3 VERIFY trial remains on track for completion by the end of Q1 2024.

JNJ-2113 (formerly PN-235): Oral IL-23 Receptor Antagonist

•	Protagonist earned $60.0 million in the fourth quarter of 2023 for milestones achieved in the JNJ-2113 Phase 2b and Phase 3 clinical programs led by the Company's collaboration partner, J&J Innovative Medicines. These milestones comprised of (i) $50 million earned when the third patient was dosed in the ICONIC TOTAL Phase 3 clinical study of JNJ-2113 in patients with moderate-to-severe psoriasis and (ii) $10 million following the dosing of the third patient in ANTHEM-UC, a Phase 2b trial to evaluate the safety and effectiveness of JNJ-2113 compared with placebo in patients with moderately to severely active ulcerative colitis.

•	On February 7, 2024, the JNJ-2113 Phase 2b FRONTIER 1 trial results in adults living with moderate-to-severe plaque psoriasis were published in the New England Journal of Medicine.

•	The pivotal Phase 3 ICONIC clinical development program of JNJ-2113 in adult and adolescent patients with moderate-to-severe plaque psoriasis was initiated with two studies in Q4 2023 – ICONIC-LEAD and ICONIC-TOTAL. Other Phase 3 studies in the development program are expected to begin in Q1 2024, including ICONIC ADVANCE 1 and ICONIC ADVANCE 2, which will evaluate the safety and efficacy of JNJ-2113 compared with both placebo and deucravacitinib.

•	The Phase 2b multicenter, randomized, placebo- controlled, dose-ranging study of JNJ-2113 for the treatment of moderately to severely active ulcerative colitis continues to enroll, with an estimated completion date of Q2 2025.

Discovery Programs

•	Protagonist announced an oral IL-17 discovery program in January 2024 with a development candidate expected later in 2024, and the company is pursuing the discovery of novel oral peptides against various clinically validated biological targets in hematology, inflammation and immunomodulatory and metabolic diseases.

Fourth Quarter 2023 Financial Results

•	Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of December 31, 2023, were $341.6 million as compared to $237.4 million in the previous year.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2023	2022	2023	2022
License and collaboration revenue	$60,000	$-	$60,000	$26,581
Research and development expense	$28,899	$29,884	$120,161	$126,215
General and administrative expense	$8,052	$6,632	$33,491	$31,739
Net income (loss)	$27,335	$(34,194)	$(78,955)	$(127,393)
Basic earnings (loss) per share	$0.45	$(0.69)	$(1.39)	$(2.60)
Diluted earnings (loss) per share	$0.44	$(0.69)	$(1.39)	$(2.60)

•	License and Collaboration Revenue: License and collaboration revenue of $60 million for both the fourth quarter and full year of 2023 was comprised of (i) $50 million earned when the third patient was dosed in the ICONIC TOTAL Phase 3 clinical study of JNJ-2113 in patients with moderate-to-severe psoriasis and (ii) $10 million following the dosing of the third patient in ANTHEM-UC, a Phase 2b trial to evaluate the safety and effectiveness of JNJ-2113 compared with placebo in participants with moderately to severely active ulcerative colitis. The full year 2022 results included a one-time $25.0 million milestone earned by the Company following the dosing of the third patient in the JNJ Phase 2b FRONTIER 1 clinical trial of JNJ-2113.

•	Research and Development ("R&D") Expenses: The decrease in R&D expenses from the prior year quarter was primarily due to a decrease in PN-943 expenses, partially offset by an increase in rusfertide expenses related to the Phase 3 VERIFY clinical trial. The decrease in R&D expense from the prior year was primarily due to decreases in PN-943 expenses and costs related to preclinical and discovery research, partially offset by an increase in rusfertide expenses.

•	General and Administrative ("G&A") Expenses: The increase in G&A expenses from the prior year quarter was primarily due to increases in payroll and stock-based compensation and general expenses. The increase in G&A expenses from the prior year was primarily due to increases in stock-based compensation, partially offset by one-time costs incurred in the first quarter of 2022.

•	Net Income (Loss): Net income was $27.3 million, or $0.45 per basic share and $0.44 per diluted share, for the fourth quarter of 2023 as compared to a net loss of ($34.2) million, or ($0.69) per basic and diluted share, for the fourth quarter of 2022. Net loss was ($79.0) million, or ($1.39) per share, for the full year 2023, as compared to a net loss of $(127.4) million, or ($2.60) per share, for the full year 2022.

About Protagonist

Protagonist Therapeutics is a biopharmaceutical company with peptide-based new chemical entities (NCEs) rusfertide and JNJ-2113 (formerly PN-235) in advanced stages of clinical development, both derived from the Company's proprietary technology platform. Protagonist and JNJ scientists jointly discovered PN-235 (now known as JNJ-2113) as part of Protagonist's Interleukin-23 receptor (IL-23R) collaboration with JNJ and followed it through IND-enabling pre-clinical and Phase 1 studies, with JNJ assuming responsibility for further clinical development. Rusfertide, a mimetic of the natural hormone hepcidin, is the Company's lead drug candidate currently in a global Phase 3 development program. The randomized portion of the Phase 2 REVIVE study was unblinded, showing positive results and is now complete, with an open-label extension underway. The global Phase 3 VERIFY study of rusfertide in polycythemia vera is ongoing.  Rusfertide will be co-developed and co-commercialized with Takeda pursuant to a worldwide collaboration and license agreement with Takeda entered into in January 2024. The agreement will be effective upon the termination or expiration of any applicable waiting periods under the Hart-Scott-Rodino Act.

More information on Protagonist, its pipeline drug candidates and clinical studies can be found on the Company's website at www.protagonist-inc.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the potential benefits of JNJ-2113, our expectations regarding the timing of enrollment completion in our clinical trial (VERIFY), filing of the rusfertide NDA, clinical development of JNJ-2113 and our ongoing IL-17 and other discovery research programs. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "may," "will," "expect," or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, our ability to earn milestone payments under our collaboration agreement with JNJ, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates. Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading "Risk Factors" contained in our most recently filed periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Relations Contact

Corey Davis, Ph.D.
LifeSci Advisors
+1 212 915 2577
cdavis@lifesciadvisors.com

Media Relations Contact

Virginia Amann
ENTENTE Network of Companies
virginiaamann@ententeinc.com
+1 833 500 0061

PROTAGONIST THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(Amounts in thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
License and collaboration revenue	$60,000	$-	$60,000	$26,581
Operating expenses:
Research and development (1)	28,899	29,884	120,161	126,215
General and administrative (1)	8,052	6,632	33,491	31,739
Total operating expenses	36,951	36,516	153,652	157,954
Income (loss) from operations	23,049	(36,516)	(93,652)	(131,373)
Interest income	4,242	2,251	14,898	4,060
Other expense, net	44	71	(201)	(80)
Net income (loss)	$27,335	$(34,194)	$(78,955)	$(127,393)
Net income (loss) per share, basic	$0.45	$(0.69)	$(1.39)	$(2.60)
Net income (loss) per share, diluted	$0.44	$(0.69)	$(1.39)	$(2.60)
Weighted-average shares used to compute net income (loss) per share, basic	60,387,606	49,252,633	56,763,559	49,042,232
Weighted-average shares used to compute net income (loss) per share, diluted	61,796,205	49,252,633	56,763,559	49,042,232

(1)	Amount includes non-cash stock-based compensation expense.

PROTAGONIST THERAPEUTICS, INC.
Stock-based Compensation

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Research and development	$3,890	$3,429	$17,061	$14,719
General and administrative	2,711	2,083	12,232	9,483
Total stock-based compensation expense	$6,601	$5,512	$29,293	$24,202

PROTAGONIST THERAPEUTICS, INC.
Selected Consolidated Balance Sheet Data
(In thousands)

	December 31,	December 31,
	2023	2022
Cash, cash equivalents and marketable securities	$341,617	$237,355
Working capital	334,303	211,898
Total assets	357,951	247,928
Accumulated deficit	(615,710)	(536,755)
Total stockholders' equity	336,677	215,608